Exhibit 10.2

TENANTS IN COMMON AGREEMENT

THIS TENANTS IN COMMON AGREEMENT (this “Agreement”) is entered into and shall be effective as of ______________ _____, 20____, by and between (1) MCA Naples, LLC, a Tennessee limited liability company (“Clearday”), and (2) D&M Carpenter Enterprises, LTD., a Texas limited partnership (“Carpenter”), and (3) Darrell K. Buckley and Beth Buckley, JTWROS (“Buckley” and, together Carpenter and Clearday and with any other persons or parties who acquire an interest and assume the rights and obligations hereunder by written instrument, each sometimes referred to as a “Tenant in Common” or collectively as the “Tenants in Common”), with reference to the facts set forth below.

R E C I T A L S:

WHEREAS, each of the Tenants in Common own an undivided tenant in common interest (each, an “Interest”, and collectively, the “Interests”), in certain real property and improvements thereon, located at 2626 Goodlette-Frank N Rd, Naples, Florida, as more particularly described in Exhibit A, attached hereto and incorporated herein (the “Property”). The percentage interest in the Property of any Tenant in Common, as adjusted from time to time pursuant to the terms hereof, shall be such Tenant in Common’s “TIC Percentage” and the TIC Percentage of each Tenant in Common as of the date of this Agreement is set forth in Schedule I, attached hereto and incorporated herein; and

WHEREAS, the Tenants in Common desire to enter into this Agreement to (a) provide for the orderly administration of their rights and responsibilities as to each other and as to others and (b) delegate authority and responsibility for the intended further operation and management of the Property.

NOW, THEREFORE, in consideration of the mutual covenants and conditions contained in this Agreement and for other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, the parties hereto agree as set forth below.

1.	Nature of Relationship Between Co-Tenants.

1.1 Tenants in Common Relationship; No Partnership. The Tenants in Common each shall hold their respective undivided tenancy in common interests in the Property (the “Interests”) as tenants-in-common. The Tenants in Common do not intend by this Agreement to create a partnership or joint venture among themselves, but merely to set forth the terms and conditions upon which each of them shall hold their respective Interests. In addition, the Tenants in Common do not intend to create a partnership or joint venture with the Property Manager (as defined below). Therefore, each Tenant in Common hereby elects to be excluded from the provisions of Subchapter K of Chapter 1 of the Internal Revenue Code of 1986, as amended (the “Code”), with respect to the tenancy in common ownership of the Property. The exclusion elected by the Tenants in Common hereunder shall commence with the execution of this Agreement.

1.2 Reporting as Direct Owners and Not a Partnership. Each Tenant in Common hereby covenants and agrees to report on such Tenant in Common’s respective federal and state income tax returns all items of income, deduction and credits that result from its Interests. All such reporting shall be consistent with the exclusion of the Tenants in Common from Subchapter K of Chapter 1 of the Code, commencing with the first taxable year following the execution of this Agreement. Further, each Tenant in Common covenants and agrees not to notify the Commissioner of Internal Revenue (“Commissioner”) that it desires that Subchapter K of Chapter 1 of the Code apply to the Tenants in Common.

1.3 Indemnity. Each Tenant in Common hereby agrees to indemnify, protect, defend and hold the other Tenant in Common free and harmless from all costs, liabilities, tax consequences and expenses (for example, taxes, interest and any penalties), including, without limitation, attorneys’ fees and costs, which may result from any Tenant in Common so notifying the Commissioner in violation of this Agreement or otherwise taking a contrary position on any tax return, report or other document. Notwithstanding anything in this Agreement to the contrary, no Tenant in Common shall act in such a manner as to cause a default to occur under any loan (and associated loan documents) secured by the Property, including the Mortgage Loan (as hereinafter defined) and the Mortgage Loan Documents (as hereinafter defined).

1.4 No Agency. No Tenant in Common is authorized to act as agent for, to act on behalf of, or to do any act that will bind, any other Tenant in Common, or to incur any obligations with respect to the Property.

2.	Management.

2.1 Property Management Agreement. Concurrently with the acquisition of the Property, the Tenants in Common will enter into a Management and Leasing Agreement (the “Property Management Agreement”) with Clearday Management Ltd., a Texas corporation (the “Property Manager”). Except as otherwise provided herein, pursuant to the Property Management Agreement, the Property Manager shall be the sole and exclusive manager of the Property to act on behalf of the Tenants in Common with respect to the management, operation, maintenance and leasing of the Property until the Property Management Agreement is terminated in accordance with its terms. All of the terms, covenants and conditions of the Property Management Agreement are hereby incorporated herein. The Property Management Agreement shall be renewable no less frequently than annually. Fees paid to the Property Manager shall not depend in whole or in part on the income or profits derived by any person from the Property and shall not exceed the fair market value of the Property Manager’s services.

2.2 Property Management Services. The Property Manager’s services shall be limited to customary services typically performed to manage the Property on behalf of the Tenants in Common, such as collecting rents, paying property taxes and insurance premiums, arranging for repair and maintenance of the Property, utilities, heat, air conditioning, trash removal, parking for the Property and paying such expenses, and providing other customary services. The amount of rent paid by a lessee shall not be based on a percentage of net income, cash flow, increases in equity, or otherwise depend in whole or in part on the income or profits derived by the lessee.

2.3 Accounts, Books and Records and Statements. The Property Manager, on behalf of the Tenants in Common, shall open and maintain all accounts necessary or desirable in connection with ownership of the Property, shall maintain adequate books and records of the Property operations, and shall provide monthly reports to the Tenants in Common on the operations of the Property.

3.	Decisions of the Tenants in Common.

3.1 Approvals. The Tenants in Common shall unanimously approve (i) decisions of the Property Manager regarding leases or subleases, deed restrictions, or grants of easement of/on all or any portion of the Property, provided that the conveyance of leases or subleases or portions of the Property pursuant to contracts with third parties that have been previously approved by the Tenants in Common shall not require the further approval of the Tenants in Common, (ii) any sale or exchange of the Property, (iii) any indebtedness or loan, and any negotiation or refinancing thereof, secured by a lien on the Property, (iv) any successor or replacement Property Manager, (v) annual budgets for development and operations of the Property, (vi) any contracts, renewals and amendments thereof, and any transactions with parties affiliated with any Tenant in Common or the Property Manager including the Property Management Agreement, and (vii) any successor or replacement Property Manager. Whenever this Agreement provides that the Tenants in Common shall be entitled to vote upon a matter, each Tenant in Common shall be entitled to vote in proportion to its TIC Percentage.

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3.2 Meetings. There shall be no scheduled or periodic meetings of the Tenants in Common, but a meeting of the Tenants in Common may be called by the Property Manager or by any Tenant in Common by providing written notice of such meeting to all parties hereto not less than ten (10) nor more than sixty (60) days prior to the date of such meeting (unless all Tenants in Common agree to an earlier date). The notice shall state the nature of the business to be discussed at the meeting. The Property Manager and each Tenant in Common shall exert reasonable efforts to attend such meeting (or participate in such meeting via telephone).

3.3 Approval of Existing Property Loan. The Tenants in Common are concurrently herewith assuming a commercial mortgage loan (the “Mortgage Loan”)in the initial principal amount and by the Lender (together with any of its or their respective affiliates and/or any of its or their respective successors and/or assigns, being referred to herein as the “Lender”) that is described on Schedule II, attached hereto and incorporated herein, which loan may be increased from time to time, and in connection therewith, entering into various documents evidencing and securing the Mortgage Loan, secured by a blanket lien on the Property, but may execute contribution and indemnity agreements, subordinate to the Lender’s Loan, to share the liability as between the Tenants in Common in proportion to their TIC Percentage. The execution and delivery by the Tenants in Common of all documents, instruments and agreements in connection with the Mortgage Loan (collectively, the “Mortgage Loan Documents”) conclusively evidences that such execution and delivery has been duly authorized by all requisite action on the part of the Tenants in Common as tenants in common under this Agreement. In addition, for so long as any obligations of the Tenants in Common under the Mortgage Loan remain outstanding, the Tenants in Common shall comply with the covenants and restrictions set forth in the Mortgage Loan Documents. For the avoidance of doubt, the Tenants in Common acknowledge and accept that a failure to timely comply with Sections 5.2, 10, or 11.8 of this Agreement shall be a default under the Mortgage Loan as to which the cure period has elapsed.

4.	Income and Liabilities; Bank Accounts.

4.1 Except as otherwise provided herein and in the Property Management Agreement, each of the Tenants in Common shall be entitled to all benefits and obligations of ownership of the Property based on their TIC Percentage. Accordingly, each of the Tenants in Common shall (a) be entitled to all benefits of ownership of the Property, on a gross and not a net basis, including, without limitation, all items of income, revenue and proceeds from sale or refinance or condemnation of the Property, in proportion to their respective TIC Percentage, and (b) bear, and shall be liable for, payment of all expenses of ownership of the Property, on a gross and not a net basis, including by way of illustration, but not limitation, all operating expenses and expenses of sale or refinancing or condemnation, in proportion to their respective TIC Percentage; except for such amounts as may be reasonably determined by the Property Manager to be retained for reserves or improvements in accordance with the Property Management Agreement.

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4.2 Bank Accounts. Subject to the Mortgage Loan Documents, the funds, income and revenues of the Property shall be deposited in such separate co-tenancy bank account or accounts in such bank or banks as shall be determined by, and in the sole discretion of the Tenants in Common. The Tenants in Common shall be entitled to receive copies of monthly bank statements from all accounts maintained for the benefit of the Property or the Tenants in Common. In all events, subject to the Mortgage Loan Documents, the Property Manager shall cause the disbursement to the Tenants in Common of their respective shares of net revenues from the Property (the “TIC Proceeds”) within three (3) months from the date of receipt of those revenues.

5.	Co-Tenant’s Obligations. The Tenants in Common each agree to perform such acts as may be reasonably necessary to carry out the terms and conditions of this Agreement and the Mortgage Loan Documents, including, without limitation:

5.1 Documents. Executing documents required in connection with a sale or refinancing of the Property in accordance with Section 6 below and such additional documents as may be required under this Agreement or may be reasonably required to effect the intent of the Tenants in Common with respect to the Property or any loans encumbering the Property.

5.2 Additional Funds. Each Tenant in Common will be responsible for its TIC Percentage of costs, fees, expenses and any future cash needed in connection with the acquisition, financing, ownership, operation and maintenance of the Property, including, for the avoidance of doubt, any and all deposits and acquisition and financing costs that may have been incurred prior to the effective date of this Agreement. If a Tenant in Common (the “Defaulting Owner”) fails for any reason to timely contribute its proportionate share of funds required by this Agreement, within sixty (60) days of such failure, the other Tenant in Common who has made the required contribution (the “Non Defaulting Owner”) shall have the obligation to contribute all of the amount which the Defaulting Owner has failed to contribute (on behalf of the Defaulting Owner) (a “Required TIC Loan”). The Non Defaulting Owner shall be entitled to the repayment of the Required TIC Loan from TIC Proceeds attributable to the Defaulting Owner’s share of such TIC Proceeds and prior to the disbursement of such TIC Proceeds to the Defaulting Owner.

6.	Sale or Encumbrance of Property.

6.1 Approval. Notwithstanding any other provisions of this Agreement, any sale or exchange of the Property, and any loan encumbering the Property and any sale of the Property, shall be subject to unanimous approval by the Tenants in Common.

6.2 Disbursement of Loan or Sales Proceeds. Notwithstanding any other provisions of this Agreement, each Tenant in Common’s share of the proceeds of a loan encumbering the Property or sale of the Property shall be applied at the closing of the loan or the sale as set forth below.

6.2.1 To the extent necessary, the proceeds shall first be used to pay in full its share of any loans encumbering title to the Property.

6.2.2 To the extent necessary, the proceeds shall next be used to pay in full any unsecured loan made to such Tenant in Common with respect to the Property.

6.2.3 The proceeds shall next be used to pay its share of all outstanding costs and expenses incurred in connection with the financing, holding, marketing and sale of the Property, including, without limitation, loan fees, lender expenses, title fees, attorneys’ fees and similar costs and expenses.

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6.2.4 The proceeds shall next be used to pay all outstanding fees and costs as set forth in the Property Management Agreement.

6.2.5 Any proceeds remaining shall be paid to such Tenant in Common.

7.	Transfer or Encumbrance. Except as specifically provided in this Agreement and subject to compliance with applicable securities laws and the Mortgage Loan Documents secured by the Property, each Tenant in Common may sell, transfer, convey, pledge, encumber or hypothecate their Interest or any part thereof, provided that any transferee shall take such Interests subject to this Agreement. No Tenant in Common may transfer or assign any of their respective Interest to any person that directly or indirectly conducts the business of providing residential care services, including assisted living care, memory care, and similar services) without the approval of all of the Tenants in Common.

8.	No Right of Partition. The Tenants in Common agree that neither of the Tenants in Common (nor any of their successors-in-interest) shall have the right at any time to file a complaint or institute any proceeding at law or in equity to have the Property partitioned in accordance with and to the extent provided by applicable law. The Tenants in Common acknowledge and agree that the restriction on partition of the Property is required by the Lender and is consistent with customary commercial lending practices.

9.	Bankruptcy. The Tenants in Common agree that the following shall constitute an “Event of Bankruptcy” with respect to any Tenant in Common (and in any of his successors-in-interests): if a receiver, liquidator or trustee is appointed for any Tenant in Common, if any Tenant in Common becomes insolvent, makes an assignment for the benefit of creditors or admits in writing his inability to pay its debts generally as they become due, if any petition for bankruptcy, reorganization, liquidation or arrangement pursuant to federal bankruptcy law, or similar federal or state law shall be filed by or against, consented to, or acquiesced in by, any Tenant in Common; provided, however, if such appointment, adjudication, petition or proceeding was involuntary and not consented to by such Tenant in Common then, upon the same not being discharged, stayed or dismissed within sixty (60) days thereof. To avoid the inequity of a forced sale and the potential adverse effect on the investment of the other Tenants in Common, the Tenants in Common agree that, as a condition precedent to entering into this Agreement, the Tenant in Common causing such Event of Bankruptcy shall follow the buy-sell procedure set forth in Section 10.

10.	Buy-Sell Procedure. Subject to the terms of the Mortgage Loan Documents, or

(i) upon a Tenant in Common defaulting its obligations under this Agreement (including, but limited to, for filing a partition), or

(ii) upon the occurrence of an Event of Bankruptcy in accordance with Section 9, or

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(iii) in the event a Tenant in Common sues another Tenant in Common or any guarantor of the Lender’s Loan to the Tenants in Common (each, an “Event of Default”), the Tenant in Common defaulting under this Agreement, or the subject of the Event of Bankruptcy, or suing another Tenant in Common or Loan guarantor, (hereinafter, “Seller”) shall first make a written offer (“Offer”) to sell its undivided Interest to the other Tenant in Common at a price equal to (a) the Fair Market Value (as defined below) of the Seller’s undivided Interest minus (b) Seller’s proportionate share of any selling, prepayment or other costs that would apply in the event the Property was sold on the date of the offer. The other Tenant in Common shall be entitled to purchase the selling Tenant in Common’s undivided Interest in the Property. “Fair Market Value” shall mean (1) the TIC Percentage represented by the of Seller’s undivided Interest; multiplied by (2) the fair market value of the Property reduced by liabilities secured by the Property or liabilities taken subject to) on the date the Offer is made as determined in accordance with the procedures set forth below. The other Tenants in Common shall have twenty (20) days after delivery of the Offer to accept the Offer. If any of the other Tenants in Common (any Tenant in Common electing to accept the Offer, being a “Purchaser”) accepts the Offer, Seller and each Purchaser shall commence negotiation of the Fair Market Value within fifteen (15) days after the Offer is accepted. If the parties do not agree, after good faith negotiations, within ten (10) days, then each party shall submit to each other a proposal containing the Fair Market Value the submitting party believes to be correct (each a “Proposal”). If each Purchaser, on the one hand, or Seller, on the other, fails to timely submit a Proposal, the Proposal that was timely submitted by a Purchaser or by the Seller shall determine the Fair Market Value. If there is more than one Purchaser that submitted a Proposal, then the Proposal with the largest Fair Market Value shall be the Proposal of both Purchasers. If no Purchaser and the Seller does not timely submit Proposals, then the Fair Market Value shall be determined by final and binding arbitration in accordance with the procedures set forth below. Purchasers and Seller shall meet, telephonically or at a mutually agreeable location, within seven (7) days after delivery of the last Proposal and make a good faith attempt to mutually appoint a certified MAI real estate appraiser who shall have been active full-time over the previous five (5) years in the appraisal of comparable properties located in Naples, Florida to act as the arbitrator. If each Purchaser and Seller are unable to agree upon a single arbitrator, then the real estate appraisers listed in Schedule III, attached hereto, and incorporated herein, shall be retained as the person to determine the fair value of the Property for use in computed the Fair Market Value of the Interest being sold by the Seller. The cost of the arbitrators shall be paid equally by Seller and Purchasers pro rata on the basis of their respective TIC Percentages. The arbitration shall be conducted in San Antonio, Texas, in accordance with applicable Florida law, as modified by this Agreement. The parties agree that Federal Arbitration Act, Title 9 of the United States Code, shall not apply to any arbitration hereunder. The parties shall have no discovery rights in connection with the arbitration. The decision of the arbitrator(s) may not be submitted to any court of competent jurisdiction by the party designated in the decision. BY EXECUTING THIS AGREEMENT, EACH TENANT IN COMMON AGREES TO HAVE ANY DISPUTE ARISING OUT OF THE MATTERS INCLUDED IN THE ARBITRATION OF DISPUTES PROVISION DECIDED BY NEUTRAL ARBITRATION AS PROVIDED BY ILLINOIS LAW AND EACH TENANT IN COMMON KNOWINGLY GIVES UP ANY RIGHTS IT MIGHT POSSESS TO HAVE THE DISPUTE LITIGATED IN A COURT OR JURY TRIAL. BY EXECUTING THIS AGREEMENT EACH TENANT IN COMMON GIVES UP ITS JUDICIAL RIGHTS TO APPEAL. IF YOU REFUSE TO SUBMIT TO ARBITRATION AFTER AGREEING TO THIS PROVISION, YOU MAY BE COMPELLED TO ARBITRATE UNDER THE AUTHORITY OF ILLINOIS LAW. EACH TENANT IN COMMON’S AGREEMENT TO THIS ARBITRATION PROVISION IS VOLUNTARY. Once the Fair Market Value is determined, each Purchaser shall be obligated to acquire the Seller’s Interest, pro rata on the basis of the TIC Percentages of the Purchasers. For the avoidance of doubt, the closing of the purchase of the Seller’s Interest shall occur at or through a mutually agreeable title company where the Property is located within ninety days (90) of an Event of Default, whether by agreement or arbitration. Closing costs and prorations shall be allocated as is standard practice where the Property is located.

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11.	General Provisions.

11.1 Mutuality; Reciprocity; Runs With the Land. Except as otherwise provided herein all provisions, conditions, covenants, restrictions, obligations and agreements contained herein are made for the direct, mutual and reciprocal benefit of each and every part of the Property; shall be binding upon and shall inure to the benefit of each of the Tenants in Common and their respective heirs, executors, administrators, successors, assigns, devisees, representatives, lessees and all other persons acquiring any undivided Interest in the Property or any portion thereof whether by operation of law or any manner whatsoever (collectively, “Successors”); shall create mutual, equitable servitudes and burdens upon the undivided Interest in the Property of each Tenant in Common in favor of the Interest of every other Tenant in Common; shall create reciprocal rights and obligations between the respective Tenants in Common, their Interests in the Property, and their Successors; and shall, as to each of the Tenants in Common and their Successors operate as covenants running with the land, for the benefit of the other Tenants in Common pursuant to applicable law. Except as otherwise provided herein it is expressly agreed that each covenant contained herein (i) is for the benefit of and is a burden upon the undivided Interests in the Property of each of the Tenants in Common, (ii) runs with the undivided Interest in the Property of each Tenant in Common and (iii) benefits and is binding upon each Successor owner during its ownership of any undivided Interest in the Property, and each owner having any interest therein derived in any manner through any Tenant in Common or Successor. Every person or entity who now or hereafter owns or acquires any right, title or interest in or to any portion of the Property is and shall be conclusively deemed to have consented and agreed to every restriction, provision, covenant, right and limitation contained herein, whether or not such person or entity expressly assumes such obligations or whether or not any reference to this Agreement is contained in the instrument conveying such interest in the Property to such person or entity. The Tenants in Common agree that, subject to the restrictions on transfer contained herein, any Successor shall become a party to this Agreement upon acquisition of an undivided Interest in the Property as if such person was a Tenant in Common initially executing this Agreement.

11.2 Beneficiary. The Tenants in Common agree that Lender and any holder of any loan secured by the Property are express beneficiaries and intended third party beneficiaries of this Agreement and that certain provisions are directly enforceable by Lender and any holder of any loan secured by the Property.

11.3 Mortgage Loan Documents. Notwithstanding anything to the contrary contained in this Agreement, so long as all or any portion of the Mortgage Loan, or any other loan secured by the Property, remains outstanding, the following shall govern and control:

11.3.1 The terms and provisions of this Agreement (including any Tenant in Common’s option to purchase, right of first refusal or first offer or similar rights) shall be subject and subordinate to the terms and provisions of any and all loan documents, including the Mortgage Loan Documents, and including any limitations restricting the transfer of the Property.

11.3.2 Any disbursement of income to the Tenants in Common will be subject and subordinate to the terms and provisions of any and all loan documents, including the Mortgage Loan Documents, and to the payment of current debt service and reserves due and owing with respect to any loan secured by the Property, including the Mortgage Loan, and payment, on a current basis, of the operating expenses of the Property.

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11.3.3 The Tenants in Common hereby acknowledge that it would be difficult for Lender to administer the Mortgage Loan if a single party (the “Notice Owner”) were not designated to give and receive all notices required to be given to or received from the Tenants in Common under the Mortgage Loan Documents. Therefore, the Tenants in Common designate Clearday as the Notice Owner, and agree that:

(a) all notices required to be given to the Tenants in Common hereunder shall be given to Notice Owner at the address for the Tenants in Common in the Mortgage Loan Documents or at such other address of which notice shall have been given to Lender pursuant to the Mortgage Loan Documents;

(b) except for notices from a Tenant in Common as to a matter personal to such Tenant in Common (i.e., those matters involving such Tenant in Common and not involving either the Property or any other Tenants in Common), all notices to Lender from the Tenants in Common shall be given solely by the Notice Owner, and Lender is hereby authorized to act in reliance thereon;

(c) Lender shall be authorized to deal exclusively with Notice Owner with respect to matters involving the obligations of the Tenants in Common under the Mortgage Loan Documents, without consultation with or notice to any other party comprising the Tenants in Common;

(d) Notice Owner shall have the power and authority to make all decisions in respect of the administration of the Mortgage Loan;

(e) Lender shall not be required to accept notice from any party comprising the Tenants in Common other than the Notice Owner, except for a notice from all entities comprising the Tenants in Common designating another party comprising the Tenants in Common as the Notice Owner; and

(g) any change in the Notice Owner shall be subject to the approval of Lender not to be unreasonably withheld, which approval may be conditioned, in part, upon demonstration to Lender’s satisfaction that such Notice Owner has experience in owning and operating properties comparable to the Property.

11.3.4 The Tenants in Common hereby agree that each Tenant in Common is jointly and severally liable for the Mortgage Loan and all obligations under the Mortgage Loan Documents.

11.3.5 The right of any Tenant in Common to be indemnified by the other Tenant in Common shall be fully subordinated to the terms and provisions of the Mortgage Loan Documents or any other loan documents relating to the Property.

11.3.6 Each Tenant in Common waives any lien rights it may have with respect to the Property or the Interest of the other Tenant in Common.

11.3.7 This Agreement may not be amended, terminated or assigned without the prior written consent of Lender. For the avoidance of doubt, a non-substantive, immaterial amendment shall not require Lender’s prior consent, but the parties shall provide Lender with a copy of such amendment within five (5) business days of its execution.

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11.3.8 Any right of a Tenant in Common under this Agreement to purchase the Interest of the other Tenant in Common is subject and subordinate to the rights of Lender or any holder of any loan secured by the Property, and each Tenant in Common confirms and agrees that its purchase or acquisition of the Interest of the other Tenant in Common shall be subject and encumbered by the lien of the Mortgage Loan Documents and any other loan documents.

11.3.9 In the event of any conflict between the terms of this Agreement and the terms of the Mortgage Loan Document, the provisions of the Mortgage Loan Documents shall control and govern.

11.3.10 At no time shall there be more than three (3) Tenants in Common with respect to the Property.

11.3.11 For so long as the Mortgage Loan is outstanding, each Tenant in Common shall be a “special purpose bankruptcy remote entity” and all of the legal and beneficial interest in which is owned by an “Accredited Investor” as defined in Regulation D, as promulgated under the Securities Act of 1933.

11.4 Binding Arbitration. Any controversy arising out of or related to this Agreement or the breach thereof or an investment in the Interests shall be settled by arbitration in Chicago, Illinois, in accordance with the rules of The American Arbitration Association, and judgment entered upon the award rendered may be enforced by appropriate judicial action pursuant to Florida law. The arbitration panel shall consist of one member, which shall be the mediator if mediation has occurred or shall be a person agreed to by each party to the dispute within 30 days following notice by one party that it desires that a matter be arbitrated. If there was no mediation and the parties are unable within such 30-day period to agree upon an arbitrator, then the panel shall be one arbitrator selected by the San Antonio, Texas office of The American Arbitration Association, which arbitrator shall be experienced in the area of real estate and who shall be knowledgeable with respect to the subject matter area of the dispute. The losing party shall bear any fees and expenses of the arbitrator, other tribunal fees and expenses, reasonable attorneys’ fees of both parties, any costs of producing witnesses and any other reasonable costs or expenses incurred by it or the prevailing party or such costs shall be allocated by the arbitrator. The arbitration panel shall render a decision within thirty (30) days following the close of presentation by the parties of their cases and any rebuttal. The parties shall agree within thirty (30) days following selection of the arbitrator to any prehearing procedures or further procedures necessary for the arbitration to proceed, including interrogatories or other discovery; provided, in any event each Tenant in Common shall be entitled to discovery in accordance with Illinois law.

11.5 Attorneys’ Fees. If any action or proceeding is instituted between all or any of the Tenants in Common arising from or related to or with this Agreement, the Tenant in Common or Tenants in Common prevailing in such action or arbitration shall be entitled to recover from the other Tenant in Common or Tenants in Common all of its or their costs of action or arbitration, including, without limitation, reasonable attorneys’ fees and costs as fixed by the court or arbitrator therein.

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11.6 Entire Agreement. This Agreement, together with the Property Management Agreement, constitutes the entire agreement between the parties hereto pertaining to the subject matter hereof and all prior and contemporaneous agreements, representations, negotiations and understandings of the parties hereto, oral or written, are hereby superseded and merged herein.

11.7 Governing Law. This Agreement shall be governed by and construed under the internal laws of the State of Florida without regard to choice of law rules.

11.8 Modification. Except as otherwise provided in Section 11.3.7, no modification, waiver, amendment, discharge or change of this Agreement shall be valid unless the same is in writing and signed by the party against which the enforcement of such modification, waiver, amendment, discharge or change is or may be sought. The assumption of a new Tenant in Common of this Agreement through the acquisition of an undivided Interest in the Property, whether pursuant to the execution of a new Tenants in Common Agreement with identical terms as this Agreement, the execution of a counterpart of this Agreement or the execution of an assignment and assumption instrument applicable to this Agreement, shall not constitute a modification of this Agreement requiring the consent to, or execution of, such instrument by the other Tenants in Common under this Agreement.

11.9 Notice and Payments. Any notice to be given or other document or payment to be delivered by any party to any other party hereunder may be delivered in person, or may be deposited in the United States mail, duly certified or registered, return receipt requested, with postage prepaid, or by Federal Express or other similar overnight delivery service, and addressed to the Tenants in Common at the addresses specified in Exhibit B, attached hereto and incorporated herein. Any party hereto may from time to time, by written notice to the others, designate a different address which shall be substituted for the one above specified. Unless otherwise specifically provided for herein, all notices, payments, demands or other communications given hereunder shall be in writing and shall be deemed to have been duly given and received (i) upon personal delivery, or (ii) as of the third business day after mailing by United States registered or certified mail, return receipt requested, postage prepaid, addressed as set forth above, or (iii) the immediately succeeding business day after deposit with Federal Express or other similar overnight delivery system.

11.10 Successors and Assigns. All provisions of this Agreement shall inure to the benefit of and shall be binding upon the successors-in-interest, assigns and legal representatives of the parties hereto.

11.11 Term. This Agreement shall commence as of the date of recordation and shall terminate at such time as the Tenants in Common or their successors-in-interest or assigns no longer own the Property as tenants-in-common.

11.12 Waivers. No act of any Tenant in Common shall be construed to be a waiver of any provision of this Agreement, unless such waiver is in writing and signed by the Tenant in Common affected. Any Tenant in Common hereto may specifically waive any breach of this Agreement by any other Tenant in Common, but no such waiver shall constitute a continuing waiver of similar or other breaches.

11.13 Counterparts. This Agreement may be executed in counterparts, each of which, when taken together, shall be deemed one fully executed original.

11.14 Severability. If any portion of this Agreement shall become illegal, null or void or against public policy, for any reason, or shall be held by any court of competent jurisdiction to be illegal, null or void or against public policy, the remaining portions of this Agreement shall not be affected thereby and shall remain in full force and effect to the fullest extent permissible by law.

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11.15 Time is of the Essence. Time is of the essence of each and every provision of this Agreement.

11.16 Representations and Warranties. Each Tenant in Common represents and warrants that all state and federal securities laws and regulations have been and will be complied with in connection with the solicitation, offering and sale of Tenant in Common interests. Each Tenant in Common further represents and acknowledges that the Property is “single asset real estate” as defined in 11 U.S.C. §101(51B) and pursuant to 11 U.S.C. §362(d)(3).

11.17 Memorandum. The Tenants in Common acknowledge and agree that they will execute and record the Memorandum of Tenants in Common Agreement in the land records of Collier County, Florida, in the form of Exhibit C attached hereto, in lieu of the recordation of this Tenants in Common Agreement.

[The remainder of this page intentionally left blank. Signature page follows.]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth above.

TENANTS IN COMMON:

MCA Naples, LLC
A Tennessee Limited Liability Company

By:
Name:	James T. Walesa
Title:	CEO

D&M Carpenter Enterprises, Ltd., a Texas limited partnership

By:	D&M Carpenter Management, Inc.,
a Texas corporation
Its general partner

By:
Name:	Donald R. Carpenter, Jr.,
Title:	President

Darrell K. Buckley and Beth Buckley, JTWROS

Darrell K. Buckley

Beth Buckley

[SIGNATURE PAGE TO TENANTS IN COMMON AGREEMENT]

EXHIBITS

Exhibit “A”	Description of the Property

Exhibit “B”	Tenants in Common and Percentage Interests

Exhibit “C”	Memorandum of Tenants in Common Agreement

SCHEDULES

I	TIC Percentage of each Tenant in Common as of the date of this Agreement
II	Mortgage Loan Description and Identification of the Lender
III	Real estate appraisers to be used to determine the fair market value of the Property

EXHIBIT “A”

 Description of Property

LEGAL DESCRIPTION OF PROJECT

PARCEL 1:

A FEE INTEREST IN A PORTION OF LOTS 13, 14, AND 15, NAPLES IMPROVEMENT CO’S LITTLE FARMS, MORE PARTICULARLY DESCRIBED AS FOLLOWS:

FROM THE SOUTHWEST CORNER OF LOT 12, NAPLES IMPROVEMENT CO’S LITTLE FARMS, AS RECORDED IN PLAT BOOK 2, PAGE 2, PUBLIC RECORDS OF COLLIER COUNTY, FLORIDA, RUN N. 89 DEGREES 26’ 51” E., ALONG THE SOUTH LINE OF SAID LOT 12, FOR 20.00 FEET TO A POINT ON THE EAST RIGHT OF WAY LINE OF GOODLETTE-FRANK ROAD; THENCE RUN N. 00 DEGREES 39’ 49” W., PARALLEL WITH THE WEST LINE OF SAID LOT 12 FOR 10,00 FEET ALONG SAID EAST LINE OF GOODLETTE-FRANK ROAD; THENCE RUN N. 00 DEGREES 39’ 49” W., FOR 580.00 FEET ALONG SAID EAST LINE OF GOODLETTE-FRANK ROAD TO THE POINT OF BEGINNING OF THE TRACT HEREIN DESCRIBED; THENCE CONTINUE N. 00 DEGREES 39’ 49” W., FOR 420.00 FEET ALONG SAID EAST LINE OF GOODLETTE-FRANK ROAD; THENCE RUN N. 89 DEGREES 20’ 11” E., FOR 196.54 FEET; THENCE RUN S. 30 DEGREES 28’ 42” E., FOR 396.02 FEET; THENCE RUN S. 59 DEGREES 31’ 18” W., FOR 153.66 FEET; THENCE RUN S. 89 DEGREES 20’ 11” W. FOR 260.12 FEET TO THE POINT OF BEGINNING.

PARCEL 2:

AN EASEMENT INTEREST IN A PARCEL OF LAND LYING IN AND BEING PARTS OF LOTS 12 AND 13, NAPLES IMPROVEMENT CO’S LITTLE FARMS, AS RECORDED IN PLAT BOOK 2, PAGE 2, OF THE PUBLIC RECORDS OF COLLIER COUNTY, FLORIDA, BEING MORE PARTICULARLY DESCRIBED AS FOLLOWS:

COMMENCING AT THE SOUTHWEST CORNER OF LOT 12, NAPLES IMPROVEMENT CO’S LITTLE FARMS, AS RECORDED IN PLAT BOOK 2, PAGE 2, OF THE PUBLIC RECORDS OF COLLIER COUNTY, FLORIDA; THENCE RUN ALONG THE SOUTH LINE OF SAID LOT 12, NORTH 89 DEGREES 26’ 51” EAST, 20.00 FEET; THENCE ALONG A LINE LYING 20.00 FEET EAST OF AND PARALLEL WITH THE WEST LINE OF LOTS 12 AND 13 OF SAID NAPLES IMPROVEMENTS CO’S LITTLE FARMS, NORTH 00 DEGREES 39’ 49” WEST, 10.00 FEET TO THE POINT OF BEGINNING OF THE HEREIN DESCRIBED PARCEL OF LAND; THENCE CONTINUE NORTH 00 DEGREES 39’ 49” WEST, 580.00 FEET;

THENCE NORTH 89 DEGREES 20’ 11” EAST, 55.00 FEET; THENCE SOUTH 00 DEGREES 39’

49” EAST 580.00 FEET; THENCE SOUTH 89 DEGREES 20’ 11” WEST FOR 55.00 FEET TO THE POINT OF BEGINNING.

(BEARINGS ARE BASED ON THE WEST LINE OF LOT 12, NAPLES IMPROVEMENT CO’S LITTLE FARMS AS BEING NORTH 00 DEGREES 39’ 49” WEST.)

PARCEL 3:

TOGETHER WITH EASEMENT AS SET FORTH IN DRAINAGE EASEMENT RECORDED IN OFFICIAL RECORDS BOOK 2213, PAGE 1291, OF THE PUBLIC RECORDS OF COLLIER COUNTY, FLORIDA.

Parcel Identification Number: 61941600100

EXHIBIT “B”

Tenants in Common and Percentage Interests

Maintained in the books and records of the Property Manager

Tenants in Common	Percentage Interest

MCA Naples, LLC 8800 Village Drive Suite 106 San Antonio, Texas 78217%

D&M Carpenter Enterprises, LTD. [address provided to each other Tenant in Common]	%
Darrell K. Buckley and Beth Buckley, JTWROS [address provided to each other Tenant in Common]	%

EXHIBIT “C”

FORM OF MEMORANDUM OF TENANTS IN COMMON AGREEMENT

RECORDING REQUESTED BY	)
)
[●]	))
[●]	)
[●]	)
Attention: [●]	)

Above Space for Recorder’s Use

MEMORANDUM OF TENANTS IN COMMON AGREEMENT

THIS MEMORANDUM OF TENANTS IN COMMON AGREEMENT (the “Memorandum”) is dated as of _______________________, ____ , by and between

(1) MCA Naples, LLC, a Tennessee limited liability company (“Clearday”), and

(2) D&M Carpenter Enterprises, LTD., a Texas limited partnership (“Carpenter”), and

(3) Darrell K. Buckley and Beth Buckley, JTWROS (“Buckley” and, together Carpenter and Clearday and with any other persons or parties who acquire an interest and assume the rights and obligations hereunder by written instrument, each sometimes referred to as a “Tenant in Common” or collectively as the “Tenants in Common”)

A. The Tenants in Common have entered into that certain Tenants in Common Agreement dated of even date hereof (the “TIC Agreement”), pertaining to certain real property more particularly described on Exhibit A attached hereto (the “Property”).

B.	The Tenants in Common have previously obtained or assumed a loan in the original principal amount of

$_________________ from ___________________, for the financing of the Property (“Loan”) and, in connection therewith, entering into various documents evidencing and securing the Loan (the “Loan Documents”), including but not limited to the mortgage recorded as a lien against the Property (the “Security Instrument”).

C. This Memorandum is made and entered into solely for the purpose of providing notice of the TIC Agreement to all third parties.

NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Tenants in Common hereby declare and agree:

1. The Tenants in Common hereby created a tenancy-in-common in order to coordinate all actions taken with respect to the Property pursuant to the terms and provisions of the TIC Agreement. The TIC Agreement is hereby incorporated by this reference as if set forth herein in full.

2. The Tenants in Common have subordinated and hereby expressly subordinate the TIC Agreement to the Loan Documents, including the lien established pursuant to the Security Instrument.

3. All communications with the Tenants in Common under this Agreement, including any inquiries regarding the specific terms of the TIC Agreement, should be addressed to MCA Naples, LLC, 8800 Village Drive, Suite 106, San Antonio, Texas 78217, Attn: CEO .

4. To the extent of any inconsistency between the terms of the TIC Agreement and this Memorandum, the terms of the TIC Agreement shall prevail and control.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK.

SIGNATURES APPEAR ON THE FOLLOWING PAGES.]

[EXHIBIT C]

IN WITNESS WHEREOF, the parties have executed this Memorandum as of the date set forth above.

TENANTS IN COMMON:

MCA Naples, LLC
A Tennessee Limited Liability Company

By:
Name:	James T. Walesa
Title:	CEO

D&M Carpenter Enterprises, Ltd., a Texas limited partnership

By:	D&M Carpenter Management, Inc., a Texas corporation
Its general partner

By:
Name:	Donald R. Carpenter, Jr.,
Title:	President

Darrell K. Buckley and Beth Buckley, JTWROS

Darrell K. Buckley

Beth Buckley

[EXHIBIT C]